EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-94081 and Form S-3 Nos. 333-42390, 333-46756 and 333-53025) of our report dated August 11, 2000 with respect to the financial statements of Hypertension Diagnostics, Inc. included in the Annual Report (Form 10-KSB) for the year ended June 30, 2000.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 27, 2000